UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 14, 2011

GREENTECH MINING INTERNATIONAL, INC
 (Exact name of registrant as specified in its charter)

Delaware	000-54611	45-4511038
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1840 Gateway Drive, Suite 200, Foster City, CA	94404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 283-2653

Accelerated Acquisitions XVIII, Inc.
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01 and 5.02   Entry into a Material Definitive Agreement and Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2012 Greentech Mining International, Inc. (the “Company”) entered into a four-year employment agreement with Matthew J. Neher, as the Chief Executive Officer (“CEO”) of the Company. Mr. Neher has served as Chief Executive Officer, President, Secretary, Treasurer and Director of the Company since June 27, 2012. Mr. Neher is also founder and Chief Executive Officer of Greentech Mining Inc., since 2010 and Greentech Mining Utah, LLC since 2011. Mr. Neher is a serial entrepreneur and seasoned executive with more than 15 years of experience in corporate governance and business development. Prior to co‐founding the Greentech Mining companies, Matthew was Vice President of Wherify Wireless from 1997 through 2008 and contributed to raising over $100M in corporate funding and later played an integral part of taking the company public. Having led the teams that successfully launched products and services in over 19 countries, Matthew has an extensive knowledge base that includes business development, sales and marketing, channel management, contract manufacturing and in country logistics. Successful contract negotiations involved some the world’s premier companies that included Siemens AG, Telcel Mexico, Flextronics and Jabil Manufacturing. Mr. Neher has extensive experience in developing new business opportunities, including the fostering of strategic partnerships and relationships in the emerging technology markets.

The employment agreement with Mr. Neher provides that, upon completion of two million dollars in financing, the Company shall begin to pay Neher a base salary of $250,000 per year, to be paid at the times and subject to the Company’s standard payroll practices, subject to applicable withholding.  Base salary shall be reviewed at least annually, and increased as determined by the Board.  So long as Mr. Neher has not been terminated for cause, as defined in the employment agreement, he will be eligible for bonus compensation, payable immediately following completion of the Company’s financial statements for each full fiscal year, commencing with the 2012 fiscal year. Mr. Neher’s annual bonus target shall be 75% of his base salary, as adjusted from time to time, based upon the Company’s achieving 100% of certain financial metrics (“Plan Targets”) to be determined by the Board.

In consideration of the services, the Company agreed to issue a non-qualified option to Mr. Neher to purchase 1,750,000 shares of the Company’s common stock at an exercise price of $0.0001 per share, vesting over a four year period. The stock option shall vest with respect to 6.25% of the total number of shares which are the subject of the option (56,250 shares) three (3) months after the effective date of the agreement, thereafter the remaining shares granted under the option shall vest ratably on a monthly basis (109,375 shares per month) at the end of each month over a 45-month period.  Notwithstanding the foregoing, in the event of a closing of a Change of Control transaction, all options from this agreement and others shall immediately vest and become fully exercisable.

If after ninety days of employment Neher is terminated other than for “Cause” or if he resigns as a result of a “Constructive Termination,” then Neher shall be offered, in exchange for a release of all claims, a lump sum severance payment equal to 12 months base salary and a lump sum payment equal to 50% of all bonus payments made in the 12 months prior to the end of employment date, as then determined.

Item 9.01 Financial Statements and Exhibits

EXHIBIT NUMBER	DESCRIPTION

10.1	Employment Agreement dated September 10, 2012 between Greentech Mining International, Inc. and Matthew J. Neher

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 14, 2011

GREENTECH MINING INTERNATIONAL, INC.
	By:	/S/ Timothy J. Neher
Timothy J. Neher
Director